CONTACT:

Dee Ann Johnson
Vice President Controller and Treasurer
(412) 456-4410
dajohnson@ampcopgh.com

FOR IMMEDIATE RELEASE
PITTSBURGH, PA
July 28, 2009

Ampco-Pittsburgh Announces Earnings for the Second Quarter.

Ampco-Pittsburgh Corporation (NYSE: AP) announces sales for the three and six months ended June 30, 2009 of $74,979,000 and $160,734,000, respectively, against $102,689,000 and $200,519,000 for the comparable prior year periods.  Net income for the three months ended June 30, 2009 and 2008 was $7,793,000 or $0.77 per share and $11,609,000 or $1.14 per share, respectively, and for the six months ended June 30, 2009 and 2008 was $15,112,000 or $1.48 per share and $21,752,000 or $2.14 per share.  Income from operations approximated $12,755,000 and $26,296,000 for the three and six months ended June 30, 2009, respectively, against $17,751,000 and $33,571,000 for the same periods in 2008.

Operating results for the quarter and year-to-date for the Forged and Cast Rolls segment were solid but continue to be impacted by the deferral of orders from customers throughout the world. Earnings for the Air and Liquid Processing group improved slightly from the comparable prior year periods as a result of a more favorable product mix and lower material costs.

The global economic environment remains weak; however, the Corporation continues to maximize opportunities as they occur. Additionally, the financial condition of the Corporation is strong.

The matters discussed herein may contain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from expectations. Some of these risks are set forth in the Corporation's Annual Report on Form 10-K as well as the Corporation's other reports filed with the Securities and Exchange Commission.

AMPCO-PITTSBURGH CORPORATION
FINANCIAL SUMMARY

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008

Sales	$74,979,000	$102,689,000	$160,734,000	$200,519,000

Income from operations	12,755,000	17,751,000	26,296,000	33,571,000
Other (expense) income – net	(549,000)	165,000	(2,313,000)	(248,000)

Income before income taxes	12,206,000	17,916,000	23,983,000	33,323,000
Income tax expense	4,413,000	6,307,000	8,871,000	11,571,000

Net income	$7,793,000	$11,609,000	$15,112,000	$21,752,000

Earnings per common share:
Basic	$0.77	$1.14	$1.48	$2,14
Diluted	$0.77	$1.14	$1.48	$2.14

Weighted-average number of
common shares outstanding:
Basic	10,184,228	10,177,497	10,180,881	10,177,497
Diluted	10,178,381	10,179,860	10,181,779	10,179,800